Westway Group, Inc. Reports First Quarter Financial Results

NEW ORLEANS, May. 16, 2011 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported consolidated Adjusted EBITDA for the first quarter of 2011 of $12.0 million compared to $12.9 million for the corresponding quarter of 2010. The Company also recognized consolidated net income for the first quarter of 2011 of $2.1 million, or $0.02 per share of common stock, compared to $4.2 million for the first quarter of 2010, or $0.05 per share of common stock.

James Jenkins, Chief Executive Officer of the Company stated, "In our bulk liquid storage business we have maintained our storage utilization rate at an exceptional 96%. Additionally, our current expansions are progressing timely and on budget, and should begin producing revenue streams in the later part of 2011. In our liquid feed supplements business, we have continued to experience a soft market due to the depressed cattle and livestock industry. However, we are continuing to focus on retaining and growing our business relationships and developing attractive products for our customers.”

First Quarter 2011 Highlights:

·	In 2010, several construction projects began, including four tanks at our Houston 1 terminal totaling approximately 4.2 million gallons of capacity in the aggregate, four tanks totaling approximately 2.5 million gallons of capacity in aggregate at our Houston 2 terminal, and nine stainless steel tanks totaling approximately 4.2 million gallons of capacity in the aggregate at our Amsterdam, Netherlands terminal. All of these projects are on schedule and on budget for completion in the latter half of 2011. These constructions projects are in line with our strategy to focus on increasing our storage capacity in key markets that enhance our scope of service offerings.

·	In February 2011, construction began on four additional tanks at our Houston 1 terminal totaling approximately 4.2 million gallons of capacity in the aggregate, as well as two new dock lines. Completion of this project is expected in the latter half of 2011. Upon completion of this project, the Houston 1 facility will have a total capacity of approximately 66 million gallons.

·	Global storage tank utilization continues to remain high at 96%.

·	Tonnage sold in our liquid feed supplements business during the first quarter of 2011 totaled 433,000 tons, an increase of 4% compared to the same period in 2010. The U.S. government renewable fuels mandate, weather, and other factors continue to support the price of corn and other dry commodities used by our competitors in their dry feed products.

We anticipate liquid ingredients that we use in our products will be favorably priced compared to dry commodities for the foreseeable future.

·	Our corporate-related general and administrative expenses have decreased approximately $354,000 or 9%, during the first quarter of 2011 compared to the same period in 2010 as a result of lower professional fees.

·	Westway Terminal Company LLC, a wholly owned subsidiary of the Company, received the Responsible Care Partner of the Year Award. This award is the American Chemistry Council's top partner award, presented to three partner companies for their record of performance and dedication to safety.

1st Quarter 2011 Results Compared to 1st Quarter 2010 Results

·	Consolidated Net Revenue in the first quarter of 2011 increased $649,000 to $94.1 million as compared to $93.4 million in the first quarter of 2010.

In the bulk liquid storage business, net revenue remained relatively consistent at $22.8 million for the first quarter of 2011 versus $22.9 million for the first quarter of 2010. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) remained consistent at approximately 352 million gallons.

For the first quarter of 2011, net revenue for the liquid feed supplements business totaled $71.3 million, an increase of $746,000, compared to net revenue of $70.5 million for the first quarter of 2010. Volume for the first quarter of 2011 increased 4% to 433,000 tons compared to 416,000 tons for the same period in 2010. The increase in net revenue was positively impacted by increased volumes, partially offset by the impact of lower pricing and product mix changes.

·	Consolidated Adjusted EBITDA for the first quarter of 2011 was $12.0 million compared to $12.9 million in the first quarter of 2010, which was primarily the result of a lower liquid feed supplement gross profit margin during the first quarter of 2011.

Three Month Comparison of Consolidated Performance (in thousands)

	3 Months Ended	3 Months Ended
	March 31, 2011	March 31, 2010
	Consolidated	Consolidated

Net Revenue	$94,091	$93,442
Adjusted EBITDA (1)	12,029	12,902

Net Income

The Company also recognized consolidated net income for the first quarter of 2011 of $2.1 million compared to $4.2 million for the first quarter of 2010. The decrease in net income was primarily due to lower margins in the liquid feed supplements business, increased depreciation costs due to capital expenditures, and expenses due to the write-off of certain obsolete equipment.

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

Flood Conditions on the Mississippi and Ohio Rivers

We have several facilities serving both our liquid feed supplements and bulk liquid storage businesses which have been minimally affected by the recent flooding along the Mississippi and Ohio rivers. We have taken steps to protect our assets and those of our customers, and we do not expect the costs of these activities to be material to the operations of the Company. In keeping with our risk management process and standard operating procedures, the Company is insured for casualty events, and we have taken appropriate steps to secure our facilities from damage. To date, our facilities have not sustained any damages other than some disruption of ingress and egress at a few locations. Additionally, our broad geographic footprint allows us the flexibility to shift production and distribution to non-affected facilities. The crest has passed Memphis, TN as of this date. The only facility we have south of Memphis, along the river, is located in Port Allen, LA, where we expect the river to crest in the next few days. The estimation of the cresting date has been adjusted due to the opening of the Morganza Spillway, which is located on the river north of our Port Allen facility. The opening of the spillway represents a significant development, since it should reduce the ultimate cresting at Port Allen as well as lower the pressure on the surrounding levees. In cooperation with the Coast Guard and local authorities, we have closed our Port Allen dock operations to barge traffic temporarily and do not anticipate that our land operations will be affected at that terminal facility.

Summarized Financial Data (in thousands)

Balance Sheet - Selected Items	As of
	March 31, 2011	December 31, 2010
ASSETS
Total current assets	$72,702	$76,674
Property, plant and equipment, net	319,039	313,491
Total assets	497,423	495,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$36,275	$49,194
Borrowings under credit facilities	88,534	88,534
Deferred income taxes	66,640	64,624
Total liabilities	192,119	203,012
Total stockholders' equity	305,304	292,209
Total liabilities and stockholders' equity	497,423	495,221

Income Statement - Selected Items
	3 Months Ended	3 Months Ended
	March 31, 2011	March 31, 2010

Total net revenue	$94,091	$93,442
Total costs of sales	58,946	57,007
Other operating costs and expenses	15,104	14,748
Depreciation and amortization	6,244	5,602
Selling, general and administrative expenses	8,130	8,627

Operating Income	5,667	7,458

Net Income	2,108	4,157
Net income per share of common stock:
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

	3 Months Ended	3 Months Ended
	March 31, 2011	March 31, 2010
	Consolidated	Consolidated

Net income	$2,108	$4,157
Interest expense, net	1,328	1,279
Income tax provision	1,356	1,864
Depreciation and amortization	6,244	5,602
Stock compensation expense	327	---
Loss on disposal of property, plant and
equipment	666	---

Adjusted EBITDA (1)	$12,029	$12,902

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, plus income tax provision, plus depreciation and amortization, plus stock compensation expense, plus net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle (“GAAP”) measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA figures, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

2011 First Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Tuesday May 17, 2011, at 10:30 a.m., Central Time, 11:30 a.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (877) 312-9404 or (408) 774-4004 (international) and provide conference identification code 66988634. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (706) 645-9291 or (800) 642-1687 and providing conference identification code 66988634. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," “will,” "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, our Form 10-K filed on March 31, 2011, and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending March 31, 2011 and March 31, 2010, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245